SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G*


                    Under the Securities Exchange Act of 1934
                           (Amendment No.__________)*

                              TERADATA CORPORATION
     -----------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $0.01 par value per share
    -------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    88076W103
     -----------------------------------------------------------------------
                                 (CUSIP Number)

                                February 12, 2008
    -----------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                              (Page 1 of 18 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 88076W103                 13G              Page 2 of 18 Pages

------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Spruce, L.P.
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                             (a) [X]
                                                             (b) [ ]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                109,034
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                109,034
------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                109,034
------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                [ ]
------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                0.1%
------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                PN
------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88076W103                 13G              Page 3 of 18 Pages

------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Balsam, L.P.
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                             (a) [X]
                                                             (b) [ ]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                239,271
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                239,271
------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                239,271
------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                [ ]
------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                0.1%
------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                PN
------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88076W103                 13G              Page 4 of 18 Pages

------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Sequoia, L.P.
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                             (a) [X]
                                                             (b) [ ]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                199,897
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                199,897
------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                199,897
------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                [ ]
------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                0.1%
------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                PN
------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88076W103                 13G              Page 5 of 18 Pages

------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Cascade, L.P.
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                             (a) [X]
                                                             (b) [ ]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                3,583,958
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                3,583,958
------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                3,583,958
------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                [ ]
------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                2.0%
------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                PN
------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88076W103                 13G              Page 6 of 18 Pages

------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Sierra, L.P.
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                             (a) [X]
                                                             (b) [ ]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                275,689
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                275,689
------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                275,689
------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                [ ]
------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                0.2%
------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                PN
------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88076W103                 13G              Page 7 of 18 Pages

------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Pine Associates LLC
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                             (a) [X]
                                                             (b) [ ]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                548,202
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                548,202
------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                548,202
------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                [ ]
------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                0.3%
------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                OO
------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88076W103                 13G              Page 8 of 18 Pages

------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Pine Members LLC
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                             (a) [X]
                                                             (b) [ ]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER         3,859,647
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                3,859,647
------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                3,859,647
------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                2.1%
------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                OO
------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88076W103                 13G              Page 9 of 18 Pages

------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Pine Capital LLC
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                             (a) [X]
                                                             (b) [ ]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                4,846,604
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                4,846,604
------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                4,846,604
------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                2.7%
------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                IA
------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88076W103                 13G              Page 10 of 18 Pages

------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Stephen F. Mandel, Jr.
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                             (a) [X]
                                                             (b) [ ]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                9,254,453
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                9,254,453
------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                9,254,453
------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                [ ]
------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                5.1%
------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                IN
------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88076W103                 13G              Page 11 of 18 Pages

Item 1(a).     Name of Issuer:

     TERADATA CORPORATION (the "Issuer").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     1700 South Patterson Blvd., Dayton, Ohio 45479

Item 2(a).     Name of Person Filing:

     This statement is filed by:
          (i) Lone Spruce, L.P., a Delaware limited partnership ("Lone Spruce"), with respect to the Common Stock (defined in Item 2(d) below) directly owned by it;
         (ii) Lone Balsam, L.P., a Delaware limited partnership ("Lone Balsam"), with respect to the Common Stock directly owned by it;
        (iii) Lone Sequoia, L.P., a Delaware limited partnership ("Lone Sequoia"), with respect to the Common Stock directly owned by it;
         (iv) Lone Cascade, L.P., a Delaware limited partnership ("Lone Cascade"), with respect to the Common Stock directly owned by it;
          (v) Lone Sierra, L.P., a Delaware limited partnership ("Lone Sierra"), with respect to the Common Stock directly owned by it;
         (vi) Lone Pine Associates LLC, a Delaware limited liability company ("Lone Pine"), with respect to the Common Stock directly owned by Lone Spruce, Lone Balsam and Lone Sequoia;
        (vii) Lone Pine Members LLC, a Delaware limited liability company ("Lone Pine Members"), with respect to the Common Stock directly owned by Lone Cascade and Lone Sierra;
       (viii) Lone Pine Capital LLC, a Delaware limited liability company ("Lone Pine Capital"), which serves as investment manager to Lone Cypress, Ltd. ("Lone Cypress"), Lone Kauri, Ltd. ("Lone Kauri") and Lone Monterey Master Fund, Ltd. ("Lone Monterey Master Fund"), each a Cayman Islands exempted company, with respect to the Common Stock directly owned by each of Lone Cypress, Lone Kauri and Lone Monterey Master Fund;
         (ix) Stephen F. Mandel, Jr. ("Mr. Mandel"), with respect to the Common Stock directly owned by each of Lone Spruce, Lone Balsam, Lone Sequoia, Lone Cascade, Lone Sierra, Lone Cypress, Lone Kauri and Lone Monterey Master Fund.

              The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons". Any

CUSIP No. 88076W103                 13G              Page 12 of 18 Pages

         disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the business office of each of the Reporting Persons is Two Greenwich Plaza, Greenwich, Connecticut 06830.

Item 2(c).     Citizenship:

     Lone Spruce, Lone Balsam, Lone Sequoia, Lone Cascade and Lone Sierra are limited partnerships organized under the laws of the State of Delaware. Lone Pine, Lone Pine Members and Lone Pine Capital are limited liability companies organized under the laws of the State of Delaware. Mr. Mandel is a United States citizen.

Item 2(d).     Title of Class of Securities:

     Common Stock, $0.01 par value per share (the "Common Stock")

Item 2(e).  CUSIP Number:

    88076W103

CUSIP No. 88076W103                 13G              Page 13 of 18 Pages

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b) [ ]  Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ]  Investment Adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check the box. [X]

Item 4.   Ownership.

      A. Lone Spruce, L.P.
             (a) Amount beneficially owned: 109,034
             (b) Percent of class: 0.1% The percentages used herein and in the rest of Item 4 are calculated based upon the 181,000,000 shares of Common Stock issued and outstanding as of October 31, 2007, as reported in the Company's Form 10-Q for the quarterly period ending September 30, 2007, filed on November 13, 2007.
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 109,034
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition:
                    109,034

CUSIP No. 88076W103                 13G              Page 14 of 18 Pages

      B. Lone Balsam, L.P.
             (a) Amount beneficially owned: 239,271
             (b) Percent of class: 0.1%
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 239,271
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition:
                    239,271

      C. Lone Sequoia, L.P.
             (a) Amount beneficially owned: 199,897
             (b) Percent of class: 0.1%
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 199,897
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition:
                    199,897

      D. Lone Cascade, L.P.
             (a) Amount beneficially owned: 3,583,958
             (b) Percent of class: 2.0%
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 3,583,958
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition:
                    3,583,958

      E. Lone Sierra, L.P.
             (a) Amount beneficially owned: 275,689
             (b) Percent of class: 0.2%
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 275,689
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition:
                    275,689

      F. Lone Pine Associates LLC
             (a) Amount beneficially owned: 548,202
             (b) Percent of class: 0.3%
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 548,202
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition:
                    548,202

CUSIP No. 88076W103                 13G              Page 15 of 18 Pages

      G. Lone Pine Members LLC
             (a) Amount beneficially owned: 3,859,647
             (b) Percent of class: 2.1%
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 3,859,647
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition:
                    3,859,647

      H. Lone Pine Capital LLC
             (a) Amount beneficially owned: 4,846,604
             (b) Percent of class: 2.7%
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 4,846,604
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition:
                    4,846,604

      I. Stephen F. Mandel, Jr.
             (a) Amount beneficially owned: 9,254,453
             (b) Percent of class: 5.1%
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 9,254,453
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition:
                    9,254,453

Item 5.     Ownership of Five Percent or Less of a Class.

     Not applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     Lone Pine, the general partner of Lone Spruce, Lone Sequoia and Lone Balsam, has the power to direct the affairs of Lone Spruce, Lone Sequoia and Lone Balsam, including decisions respecting the disposition of the proceeds from the sale of shares. Lone Pine Members, the general partner of Lone Cascade and Lone Sierra, has the power to direct the affairs of Lone Cascade and Lone Sierra, including decisions respecting the disposition of the proceeds from the sale of shares. Lone Pine Capital, the investment manager of Lone Cypress, Lone Kauri and Lone Monterey Master Fund, has the power to direct the receipt of dividends from or the proceeds of the sale of shares held by Lone Cypress, Lone Kauri and Lone Monterey Master Fund. Mr. Mandel is the Managing Member of each of Lone Pine, Lone Pine Members and Lone Pine Capital and in that capacity directs their operations.

CUSIP No. 88076W103                 13G              Page 16 of 18 Pages

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.     Identification and Classification of Members of the Group.

     See Item 2.

Item 9.     Notice of Dissolution of Group.

     Not applicable.

Item 10.    Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 88076W103                 13G              Page 17 of 18 Pages

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 22, 2008

                                  By:  /s/ Stephen F. Mandel, Jr.
                                       ----------------------------------------
                                       Stephen F. Mandel, Jr., individually and
                                       (a) as Managing Member of Lone Pine
                                       Associates LLC, for itself and as the
                                       general partner of (i) Lone Spruce, L.P.,
                                       (ii) Lone Balsam, L.P. and (iii) Lone
                                       Sequoia, L.P.;
                                       (b) as Managing Member of Lone Pine
                                       Members LLC, for itself and as the
                                       general partner of (i) Lone Cascade, L.P.
                                       and (ii) Lone Sierra, L.P.; and
                                       (c) as Managing Member of Lone Pine
                                       Capital LLC

CUSIP No. 88076W103                 13G              Page 18 of 18 Pages


                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT
                            PURSUANT TO RULE 13d-1(k)


     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


DATED:  February 22, 2008


                                  By:  /s/ Stephen F. Mandel, Jr.
                                       ----------------------------------------
                                       Stephen F. Mandel, Jr., individually and
                                       (a) as Managing Member of Lone Pine
                                       Associates LLC, for itself and as the
                                       general partner of (i) Lone Spruce, L.P.,
                                       (ii) Lone Balsam, L.P. and (iii) Lone
                                       Sequoia, L.P.;
                                       (b) as Managing Member of Lone Pine
                                       Members LLC, for itself and as the
                                       general partner of (i) Lone Cascade, L.P.
                                       and (ii) Lone Sierra, L.P.; and
                                       (c) as Managing Member of Lone Pine
                                       Capital LLC